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Exhibit 11

               ELECTRONIC TELE-COMMUNICATIONS, INC. AND SUBSIDIARY

                        COMPUTATION OF EARNINGS PER SHARE

               THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 1998



Earnings (loss) net of dividends paid (undistributed earnings) are allocated equally per share to weighted average Class A shares, as adjusted for the dilutive effect of stock options using the treasury stock method, and weighted average Class B shares outstanding during the year. Earnings (loss) per Class A and Class B common share were computed, as shown in the table below, by adding dividends paid per Class A and Class B common share (distributed earnings) to undistributed earnings.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                         THREE MONTHS ENDED
                                                                                             MARCH 31
                                                                                       1999             1998
                                                                                ------------------------------

Numerator for basic and diluted earnings per share:
 Net earnings (loss)                                                            $  177,858         $  (244,083)
 Less dividends paid:
  Class A common                                                                    80,358              80,358
  Class B common                                                                       -                   -
Undistributed earnings (loss)                                                   ------------------------------
                                                                                $   97,500         $  (324,441)


Denominator for basic and diluted earnings per share:
 Weighted average shares:
  Class A common                                                                 2,008,949           2,008,949
  Class B common                                                                   499,998             499,999
   Total                                                                        ------------------------------
                                                                                 2,508,947           2,508,948


Calculation of basic and diluted earnings (loss) per share:
 Class A common:
  Distributed earnings                                                          $     0.04         $      0.04
  Undistributed earnings (loss)                                                       0.04               (0.13)
  Basic and diluted earnings (loss) per share                                   ------------------------------
                                                                                $     0.08         $     (0.09)
                                                                                ==============================


Class B common:
 Distributed earnings                                                           $      -           $       -
 Undistributed earnings (loss)                                                        0.04               (0.13)
 Basic and diluted earnings (loss) per share                                    ------------------------------
                                                                                $     0.04         $     (0.13)
                                                                                ==============================


Options to purchase shares of Class A common stock under the Company's Nonqualified Stock Option
Plan were outstanding during the three-month periods ended March 31, 1999 and 1998.
However, these shares were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.